CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,422,040	$1,084.76

February 2014 Pricing Supplement No. 2157 Registration Statement No. 333-177923 Dated February 7, 2014 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Fixed Coupon Auto-Callable Securities due February 12, 2015

Based on the Performance of the Common Stock of Hewlett-Packard Company
Principal at Risk Securities

Fixed Coupon Auto-Callable Securities do not guarantee the repayment of principal. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 9.90% (corresponding to $0.2475 per quarter per security) is paid on each coupon payment date. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any quarterly determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related quarterly coupon. However, if the securities have not been automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final quarterly coupon, either (i) the stated principal amount, if the final stock price is greater than or equal to 80% of the initial stock price, which we refer to as the downside threshold level, or (ii) the cash value (as defined below) or, at our option, a number of shares of the underlying stock that will be worth significantly less than the principal amount of the securities, if the final stock price is below the downside threshold level. This amount of cash or these shares will be worth significantly less than the principal amount of the securities and could be worth nothing. As a result, investors must be willing to accept the risk of receiving the cash value, or shares of the underlying stock, at maturity, that are worth significantly less than the stated principal amount of the securities and could be worth nothing. Accordingly, investors could lose their entire principal amount . The securities are for investors who are willing to risk their principal in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in any appreciation of the underlying stock. The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program. Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying stock:	Common stock of Hewlett-Packard Company
Aggregate principal amount:	$8,422,040
Early redemption:	If, on any of the first three determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the quarterly coupon for the applicable coupon payment date.
Quarterly coupon:	Unless the securities have been previously redeemed, a quarterly coupon at an annual rate of 9.90% (corresponding to $0.2475 per quarter per security) is paid on each coupon payment date.
Determination dates:	May 7, 2014, August 7, 2014, November 7, 2014 and February 9, 2015, subject to postponement for non-trading days and certain market disruption events. We also refer to February 9, 2015 as the final determination date.
Coupon payment dates:	The third business day after each determination date, provided that if the securities have not been previously called, the payment of the final quarterly coupon will be made on the maturity date.
Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the final quarterly coupon.
	• If the final stock price is less than the downside threshold level:	(i) (a) the cash value or (b) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date and (ii) the final quarterly coupon.
Cash value:	The amount in cash equal to the product of (a) $10 divided by the initial stock price and (b) the closing price of one share of the underlying stock on the final determination date, subject to adjustment in the event of certain corporate events affecting the underlying stock
Exchange ratio:	0.34400, which is the stated principal amount divided by the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$23.256, which is equal to 80% of the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock.
Initial stock price:	$29.07, which was the closing price of the underlying stock on the pricing date divided by the adjustment factor
Final stock price:	The closing price of the underlying stock on the final determination date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	February 7, 2014
Original issue date:	February 12, 2014 (3 business days after the pricing date)
Maturity date:	February 12, 2015, subject to adjustments for certain market disruption events and as described under “Description of the Securities — Payment at Maturity” in the accompanying product supplement no. MS-4-I and “Supplemental Terms of the Securities” on page 2 below
CUSIP/ISIN:	48127E601 / US48127E6014
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to issuer
Per security	$10.00	$0.15	$9.85
Total	$8,422,040.00	$126,330.60	$8,295,709.40

(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.15 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. MS-4-I.

The estimated value of the securities on the pricing date as determined by JPMS was $9.724 per $10 stated principal amount security. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-4-I and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-4-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

Investment Summary
Fixed Coupon Auto-Callable Securities

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company, which we refer to as the securities, provide an opportunity for investors to earn a fixed quarterly coupon at an annual rate of 9.90%. If the closing price is greater than or equal to the initial stock price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly coupon for the applicable coupon payment date. If the securities have not previously been redeemed and the final stock price is greater than or equal to 80% of the initial stock price, which we refer to as the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the quarterly coupon for the applicable coupon payment date. However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive, in addition to the final quarterly coupon, (i) the cash value or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date. The value of those shares (or that cash) will be less than 80% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal amount. In addition, investors will not participate in any appreciation of the underlying stock.

Supplemental Terms of the Securities

For purposes of the securities offered by this document, notwithstanding anything to the contrary in the accompanying product supplement no. MS-4-I, the securities will not pay a contingent quarterly payment based on whether the closing price is greater than or equal to the downside threshold level on any determination date. Instead, the securities will pay a fixed quarterly coupon on each coupon payment date as set forth on the front cover of this document under “Summary Terms — Quarterly coupon,” regardless of whether the closing price is greater than or equal to the downside threshold level on the relevant determination date. For purposes of the securities offered by this document, all references in the accompanying product supplement no. MS-4-I to “contingent payments” and “contingent payment dates” should be read to refer to “quarterly coupons” and “coupon payment dates” respectively.

In addition, for purposes of the securities offered by this document, notwithstanding anything to the contrary in the accompanying product supplement no. MS-4-I, the “Final Disrupted Determination Date” with respect to a determination date means the earlier of (i) the tenth business day after that determination date, as originally scheduled, and (ii) the last date that could serve as the final determination date without causing the maturity date to be more than one year (counting for this purpose either the issue date or the last possible date that the securities could be outstanding) after the original issue date.

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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed quarterly coupon at an annual rate of 9.90%. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly coupon, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1

On any of the first three determination dates, the closing price is greater than or equal to the initial stock price.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly coupon for the applicable coupon payment date. No further payments will be made on the securities once they have been redeemed.

▪      Investors will not participate in any appreciation of the underlying stock above the initial stock price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the final quarterly coupon.

▪      Investors will not participate in any appreciation of the underlying stock above the initial stock price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final stock price is less than the downside threshold level.

▪     The payment due at maturity will be, in addition to the final quarterly coupon, (i) the cash value, or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date.

▪      Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial stock price:	$29.00
Hypothetical downside threshold level:	$23.20, which is 80% of the hypothetical initial stock price
Hypothetical exchange ratio:	0.34483, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical adjustment factor:	1.0
Quarterly coupon:	9.90% per annum (corresponding to $0.2475 per quarter per security)

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the initial stock price on one of the first three determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first three determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Quarterly Coupon	Early Redemption Payment*	Hypothetical Closing Price	Quarterly Coupon	Early Redemption Payment*
#1	$29.00	—*	$10.2475	$28.00	$0.2475	N/A
#2	N/A	N/A	N/A	$26.00	$0.2475	N/A
#3	N/A	N/A	N/A	$34.80	—*	$10.2475
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid quarterly coupon for the applicable coupon payment date.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the closing price on the first determination date is equal to the initial stock price. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly coupon = $10 + $0.2475 = $10.2475

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly coupons.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the closing price on the third determination date is greater than the initial stock price. You receive the quarterly coupon of $0.2475 for each coupon payment date, and following the third determination date, you receive an early redemption payment of $10.2475, which includes the quarterly coupon for the applicable coupon payment date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly coupons. Further, although the underlying stock has appreciated by 20% from its initial stock price on the third determination date, you receive only $10.2475 per security and do not benefit from this appreciation. The total payments on the securities will amount to $10.7425 per security.

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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Quarterly Coupon	Early Redemption Payment	Hypothetical Closing Price	Quarterly Coupon	Early Redemption Payment
#1	$28.00	$0.2475	N/A	$28.00	$0.2475	N/A
#2	$21.00	$0.2475	N/A	$21.00	$0.2475	N/A
#3	$15.00	$0.2475	N/A	$27.50	$0.2475	N/A
Final Determination Date	$17.00	—*	N/A	$23.20	—*	N/A
Payment at Maturity	$6.1096			$10.2475

* The final quarterly coupon will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

▪	In Example 3, the closing price of the underlying stock decreases to a final stock price of $17.00. Over the term of the securities, you receive the quarterly coupon payment of $0.2475 for each coupon payment date. As the final stock price is less than the downside threshold level, in addition to the final quarterly coupon of $0.2475, you receive the cash value (or a number of shares of the underlying stock equal to the exchange ratio), calculated as follows the cash value = ($10/$29.00) × $17.00 + $0.2475 = $6.1096

In this example, the cash value you receive at maturity is significantly less than the stated principal amount. Please note, however, that the exchange ratio is less than 1.0 in this example so that only a fraction of a share of the underlying equity would be deliverable for each security if we were to elect to deliver shares. Because fractional shares are paid in cash, if we were to elect to deliver shares, the payment at maturity would be made in cash representing the value of the fractional share and would not include any whole shares of the underlying stock. The total payments on the securities will amount to $5.95 per security.

▪	In Example 4, the closing price of the underlying stock decreases to a final stock price of $23.20. Over the term of the securities, you receive the quarterly coupon payment of $0.2475 for each coupon payment date. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus the final quarterly coupon. Your payment at maturity is calculated as follows:

stated principal amount + final quarterly coupon = $10 + $0.2475 = $10.2475

In this example, although the final stock price represents a 20% decline from the initial stock price, you receive the stated principal amount per security plus the quarterly coupon, equal to a total payment of $10.2475 per security at maturity, because the final stock price is not less than the downside threshold level. The total payments on the securities will amount to $10.99 per security.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-4-I. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and you will receive for each security that you hold at maturity, in addition to the final quarterly coupon, (i) the cash value, or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date. The cash value (or the value of those shares) on the final determination date will be less than 80% of the stated principal amount and could be zero.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock above the initial stock price, and the return on the securities will be limited to the quarterly coupon that is paid for each coupon payment date.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more quarterly coupons and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial stock price and the downside threshold level (in each case, subject to adjustments) and will determine the final stock price, whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price and whether the final stock price is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. MS-4-I for additional information about these risks.
▪	JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and
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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities

JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected and volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	whether the final stock price is expected to be below the downside threshold level on the final determination date;
o	the likelihood of an early redemption being triggered;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
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Fixed Coupon Auto-Callable Securities due February 12, 2015 Based on the Performance of the Common Stock of Hewlett-Packard Company Principal at Risk Securities
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the shares of Hewlett-Packard Company. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with Hewlett-Packard Company. Hewlett-Packard Company is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Hewlett-Packard Company in connection with this offering.
▪	We may engage in business with or involving Hewlett-Packard Company without regard to your interests. We or our affiliates may presently or from time to time engage in business with Hewlett-Packard Company without regard to your interests and thus may acquire non-public information about Hewlett-Packard Company. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Hewlett-Packard Company, which may or may not recommend that investors buy or hold the underlying stock.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected and may continue to adversely affect, the value of the underlying stock. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and, as a result, the downside threshold level, which is the price at or above which the underlying stock must close on the final determination date, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Insofar as we have tax reporting responsibilities with respect to your securities, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat them for U.S. federal income tax purposes as units each comprising (i) a put option written by you (a “Put Option”) that is automatically terminated if an early redemption occurs and that, if not terminated, requires you to receive the cash value (or, at our option, its equivalent in shares of the underlying stock) from us at maturity for an amount equal to the stated principal amount under circumstances where the final stock price is less than the downside threshold level and (ii) an advance of the stated principal amount to secure your potential obligation under the Put Option (a “Deposit”). The IRS might not accept, and a court might not uphold, this treatment. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities could differ materially and
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adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the timing and character of income or loss (including whether the Put Premium, as defined below in “Material U.S. Federal Income Tax Consequences,” might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Hewlett-Packard Company Overview

Hewlett-Packard Company is a global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Hewlett-Packard Company pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-04423 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Hewlett-Packard Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on February 7, 2014:

Bloomberg Ticker Symbol:	HPQ	52 Week High (on 1/21/2014):	$29.90
Current Share Price:	$29.07	52 Week Low (on 2/7/2013):	$16.44
52 Weeks Ago (on 2/7/2014):	$16.44

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2009 through February 7, 2014. The closing price of the underlying stock on February 7, 2014 was $29.07. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Hewlett-Packard Company (CUSIP: 428236103)	High ($)	Low ($)	Dividends ($)
2009
First Quarter	$39.31	$25.53	$0.7486
Second Quarter	$38.98	$32.88	$0.8279
Third Quarter	$47.88	$36.84	$0.5084
Fourth Quarter	$52.93	$45.28	$0.4659
2010
First Quarter	$53.50	$47.03	$0.4516
Second Quarter	$54.52	$43.28	$0.5545
Third Quarter	$47.57	$38.00	$0.5705
Fourth Quarter	$44.25	$40.64	$0.7601
2011
First Quarter	$48.99	$40.13	$0.7811
Second Quarter	$41.57	$34.26	$0.8791
Third Quarter	$37.47	$22.32	$1.6036
Fourth Quarter	$28.41	$22.20	$1.5528
2012
First Quarter	$29.89	$23.03	$1.8464
Second Quarter	$25.25	$19.35	$2.3869
Third Quarter	$20.36	$16.71	$2.8839
Fourth Quarter	$17.21	$11.71	$3.5228
2013
First Quarter	$23.84	$15.02	$2.6930
Second Quarter	$25.44	$19.56	$2.1048

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Common Stock of Hewlett-Packard Company (CUSIP: 428236103)	High ($)	Low ($)	Dividends ($)
Third Quarter	$27.30	$20.98	$2.5510
Fourth Quarter	$28.31	$20.75	$1.9671
2014
First Quarter (through February 7, 2014)	$29.90	$27.45	—

We make no representation as to the amount of dividends, if any, that Hewlett-Packard Company may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Hewlett-Packard Company

The Common Stock of Hewlett-Packard Company – Daily Closing Prices January 1, 2009 to February 7, 2014

60
50
40
30
20
10
0
Price ($)
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14

Source: Bloomberg

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Hewlett-Packard Company. We have derived all disclosures contained in this document regarding the common stock of Hewlett-Packard Company from the publicly available documents described in the preceding paragraph, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Hewlett-Packard Company. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Hewlett-Packard Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Hewlett-Packard Company could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each coupon payment date is the date one business day prior to that coupon payment date
No fractional shares:	At maturity, if we elect to make our payment in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Prospective investors should note that the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

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The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the securities.  It applies to you only if you are an initial investor who purchases a security for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the U.S. federal income tax consequences of owning or disposing of the underlying stock that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of owning and disposing of the underlying stock.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, including the potential application of the provision of the Code known as the Medicare contribution tax and different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;
•	a “regulated investment company” as defined in Code Section 851;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities;
•	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this document, changes to any of which, subsequent to the date hereof, may affect the tax consequences described herein. The effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of state, local or foreign jurisdictions.

Tax Treatment of the Securities

Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the securities for U.S. federal income tax purposes as units each comprising (i) a put option written by you that is automatically terminated if an early redemption occurs and that, if not terminated, requires you to receive the cash value (or, at our option, its equivalent in shares of the underlying stock) from us at maturity for an amount equal to the stated principal amount under circumstances where the final stock price is less than the downside threshold level and (ii) a Deposit, which is an advance of the stated principal amount to secure your potential obligation under the Put Option.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.

In determining our reporting responsibilities, we intend to treat approximately 4.85% of each coupon payment as interest on the Deposit and the remainder as premium paid to you in consideration of your entry into the Put Option (“Put Premium”). Assuming that the treatment of the securities as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an early redemption.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
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•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Units Each Comprising a Put Option and a Deposit

If the treatment of the securities as units each comprising a Put Option and a Deposit is respected, the following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the securities.

Tax Treatment of Coupon Payments. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable Treasury regulations, the Deposit will be treated as being issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit. Accordingly, accrual-method investors, and cash-method investors who so elect, will be required to include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding. Cash-method investors who do not elect to accrue the discount in income currently will be required to include interest paid on the Deposit upon receipt. Additionally, cash-method investors who do not elect to accrue the discount in income currently will be required to defer deductions for interest paid on any indebtedness incurred to purchase or carry their securities in amounts not exceeding accrued discount that has not been included in income.

Put Premium will be taken into account as described below.

Sale or Exchange of a Security. Upon sale or exchange of a security prior to maturity (including an early redemption), you generally will be required to recognize an amount of short-term capital gain or loss equal to the difference between (i) the proceeds received minus the amount of accrued but unpaid discount on the Deposit and (ii) the purchase price you paid for the security minus the total Put Premium you have received from us. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. You will recognize interest income with respect to accrued discount on the Deposit that you have not previously included in income. You should consult your tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

Tax Treatment at Maturity. If a security is held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus the final coupon payment, which will be treated as described above), you will recognize short-term capital gain equal to the total Put Premium received.

If you receive the cash value (plus the final coupon payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option. In that case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the cash value plus the total Put Premium received and (ii) the Deposit.

If you receive shares of the underlying stock (plus the final coupon payment, which will be treated as described above), you will be deemed to have applied the Deposit toward the physical settlement of the Put Option. You generally will not recognize gain or loss with respect to the Put Premium or the underlying stock you receive. Instead, you generally will have an aggregate basis in the underlying stock you receive (including any fractional shares) equal to the Deposit minus the total Put Premium received, and that basis will be allocated proportionately among the shares. Your holding period for the underlying stock will begin on the day after receipt. With respect to any cash received in lieu of a fractional share of underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

Other Possible Tax Treatments

The IRS might treat the securities as indivisible debt instruments, despite the uncertainty as to what you will receive at maturity. In this event, while they would be subject to the general rules applicable to the Deposit that are described above, a number of aspects of this treatment would be uncertain because the amount due at maturity is not fixed. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, or whether the scope of the notice extends to short-term instruments such as the securities, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with

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retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of short-term securities are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income). You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a security (including upon early redemption or at maturity).

Any income or gain from a security should not be subject to U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.

If you are engaged in a U.S. trade or business, and if income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. federal income tax consequences of owning and disposing of securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S.-situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a security.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your securities unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

The tax consequences to you of owning AND DISPOSING OF SECURITIES are UNCERTAIN. you SHOULD consult your tax adviser regarding the tax consequences of owning and disposing of SECURITIES, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.
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The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Hewlett-Packard Company Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

For purposes of the securities offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. MS-4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-4-I
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “ — Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. MS-4-I.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-4-I dated December 27, 2011.

This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-4-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-4-I dated December 27, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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